EXHIBIT 10.5
SECOND AMENDMENT TO THE
PNM RESOURCES, INC.
OFFICER LIFE INSURANCE PLAN

Effective January 1, 2004, PNM Resources, Inc. established the PNM Resources, Inc. Officer Life Insurance Plan (the “Plan”).  The Plan was amended on one previous occasion.  By this instrument, the Company now desires to amend the Plan as set forth below.

1.           This Second Amendment shall be effective as of April 1, 2007, unless otherwise noted herein.

2.           This Second Amendment amends only the provisions of the Plan as noted below, and those provisions not expressly amended shall be considered in full force and effect.  Notwithstanding the foregoing, this Second Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this Second Amendment.

3.           Section 2.1 (General) of the Plan is hereby amended by adding new subsections (l) and (m) to the end thereof to read as follows:

(l)           “EnergyCo” means EnergyCo, LLC.  As used in the Plan, “EnergyCo” also means any successor in interest to EnergyCo resulting from merger, consolidation or transfer of substantially all of EnergyCo’s assets.

(m)           “EnergyCo Transferred Employee” means each Participant who transfers to the Company from EnergyCo or its affiliates and who immediately prior to his employment with the Company was a participant in the EnergyCo, LLC Officer Life Insurance Plan.  A Participant will be considered transferred from EnergyCo or its affiliates if (1) the Participant is employed by EnergyCo or its affiliates and ownership of EnergyCo or the employing affiliate is transferred to the Company, or (2) the Participant leaves the employ of EnergyCo or its affiliates to become employed by the Company.

4.           Article III (Eligibility) of the Plan is hereby amended by adding a new sections 3.6 to the end thereof to read as follows:

3.6           Special Rules Applicable to EnergyCo Transferred Employees.  Notwithstanding any provisions of the Plan to the contrary, the following special rules apply to EnergyCo Transferred Employees:

(a)           Immediate Participation.  An EnergyCo Transferred Employee will be immediately eligible to participate in the Plan and coverage will commence immediately upon becoming an eligible Officer.

(b)           Waiver of Physical Exam and Preexisting Condition Limitation.  An EnergyCo Transferred Employee will not be required to take a physical exam in order to participate in this Plan.  Furthermore, an EnergyCo Transferred Employee shall not be subject to any preexisting condition limitation to the extent that such preexisting condition limitation did not apply to the EnergyCo Transferred Employee under the EnergyCo, LLC Officer Life Insurance Plan.

5.           Section 4.5 (Beneficiary Designations) of the Plan is hereby amended by adding a sentence to the end thereof to read as follows:

Beneficiary designations made by a participant under the EnergyCo, LLC Officer Life Insurance Plan will not be honored by or binding upon this Plan.

6.           Section 6.3 (Meetings) of the Plan is hereby amended and restated in its entirety to read as follows:

6.3           Meetings.  The Committee may, but need not, call or hold formal meetings, and any decisions made or actions taken pursuant to written approval of a majority of the current members shall be sufficient.  The Committee shall maintain adequate records of its decisions and those records shall be subject to inspection by the Company.  Also, the Committee may designate one of its members as Chairman and may establish policies and procedures governing it so long as the same are not inconsistent with the terms of this Plan.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed as of this 5th day of April, 2007.
PNM RESOURCES, INC.

By:                    /s/ Alice A. Cobb

Its: SVP, Chief Administrative Officer